NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION REPORTS SECOND QUARTER 2007 RESULTS AND PROVIDES THIRD QUARTER AND FULL YEAR 2007 FORECASTS

Austin, TX - August 6, 2007 -- Brigham Exploration Company (NASDAQ:BEXP) today announced its financial results for the second quarter and six months ended June 30, 2007.

SECOND QUARTER 2007 RESULTS

Our net daily production volumes for the second quarter 2007 were a record 46.3 MMcfe per day, an increase of 27% when compared to the second quarter 2006 and an increase of 12% when compared to the first quarter 2007. Second quarter 2007 revenues from the sale of oil and natural gas including derivative hedging settlements but excluding unrealized derivative hedging gains and losses were up 32% to $34.3 million when compared to the second quarter last year. Increased production volumes and a 9% increase in our oil and natural gas equivalent prices increased revenue by $6.0 and $3.5 million, respectively. These increases were partially offset by a $1.3 million decrease in derivative hedging settlements. Unrealized oil and natural gas derivative hedging gains, which result from the mark-to-market accounting of our oil and natural gas derivatives hedging contracts, increased revenues by $2.5 million.

Our average realized price for natural gas during the second quarter 2007 was $7.80 per Mcf, which was not impacted by the settlement of our natural gas derivative contracts. This compares to an average realized price in the second quarter 2006 of $7.04, which included a $0.48 per Mcf gain due to the settlement of our natural gas derivative contracts. During the second quarter 2007, our average realized price for oil was $62.25 per barrel, which was not impacted by the settlement of our oil derivative contracts. This compares to an average realized price in the second quarter 2006 of $68.88, which also was not impacted by the settlement of our oil derivative contracts.

Our per unit production costs, which include costs for operating and maintaining (O&M expense) our wells, expensed workovers, ad valorem taxes and production taxes, were down $0.16 per Mcfe, or 15%, when compared to the second quarter last year. Second quarter 2007 production tax expense decreased $0.19 per Mcfe, or 59%, from the second quarter 2006. The decrease was attributable to recording production tax expense credits for our Vicksburg and Mills Ranch wells. To date, we have successfully received production tax expense credits on all 33 of our wells in these areas and are therefore booking credits immediately upon commencing production as opposed to deferring recording credits until receiving approval from the relevant governmental authority. Ad valorem taxes decreased 23%, or $0.03 per Mcfe, due to a decrease in property valuations for our oil and natural gas properties. Second quarter 2007 per unit O&M expense was unchanged from the corresponding period last year. Our workover costs increased by120%, or $0.06 per Mcfe, because of a higher level of activity compared to the second quarter 2006.

Our general and administrative (G&A) expense for the second quarter 2007 was 5% higher when compared to the second quarter of last year. G&A costs increased primarily because of higher payroll, payroll taxes, and rent. Higher production volumes decreased G&A expense on a per unit basis by 17% to $0.55 per Mcfe in the second quarter 2007.

Our depletion expense for the second quarter 2007 was $16.6 million ($3.99 per Mcfe) compared to $11.1 million ($3.38 per Mcfe) in the second quarter last year. An increase in our production volumes accounted for 54% of the increase in our second quarter 2007 depletion expense, while the increase in our depletion rate accounted for the remaining 46% of the increase. The increase in our depletion rate was primarily a result of an increase in the cost of reserve additions.

In the second quarter 2007, we recorded a $6.5 million non-cash ceiling test impairment charge ($4.1 million after-tax) on our oil and gas properties. A ceiling test impairment is recorded when the capitalized cost of our oil and gas properties exceeds the present value (10% per annum discount rate) of estimated future net cash flows based on commodity prices at the end of the reporting period plus certain unevaluated property costs. Commodity spot prices at the end of June 2007 for Henry Hub natural gas and West Texas intermediate crude oil were $6.80 per Mcf and $70.47 per barrel.

Our operating income for the second quarter 2007 was $7.1 million versus $8.8 million in the second quarter 2006.

Our net interest expense for the second quarter 2007 increased by $0.5 million, or 17% from last year. The increase was associated with our higher weighted average debt outstanding and a higher weighted average cost of debt attributable to our $35 million senior notes add-on, which was completed in April 2007. Our weighted average debt outstanding for the second quarter 2007 was $191.1 million compared to $124.9 million in the second quarter last year.

We recorded deferred income tax expense of $1.9 million in the second quarter of this year, compared to deferred income tax expense of $3.4 million in the second quarter last year. The decrease in our deferred income tax expense was primarily due to the ceiling test impairment of our oil and gas properties, which decreased income before taxes.

Our reported net income for the second quarter 2007 was $2.3 million ($0.05 per diluted share) compared to net income of $3.7 million ($0.08 per diluted share) in the second quarter last year. Our earnings without the effect of our unrealized derivative gains (losses) and our non-cash ceiling test impairment, which is a non-GAAP financial measure, were $5.1 million ($0.11 per diluted share). A reconciliation of second quarter 2007 GAAP net income to earnings without the effect of the above items is included in our accompanying financial tables found later in this release.

At June 30, 2007, we had $12.3 million in cash, $556.2 million of total assets and a debt to book capitalization ratio of 41.8%. For the second quarter 2007, net cash provided by operating activities funded approximately 125% of our cash used by investing activities versus 42% for the second quarter of 2006.

For the second quarter 2007, we spent $29.2 million on oil and gas capital expenditures, which represents a decrease of 34% from the second quarter 2006 and a 16% decrease from the first quarter 2007. Oil and gas capital expenditures for the second quarter 2007 and 2006 were:

	Three months ended June 30,
	2007	2006
	(in thousands)

Drilling	$23,550	$36,810
Net land and G&G	2,488	4,381
Capitalized costs	3,140	2,724
Capitalized FAS 143 ARO	21	253
Total oil and gas capital expenditures	$29,199	$44,168

FIRST SIX MONTHS 2007 RESULTS

Average daily production volumes for the first six months 2007 were 43.8 MMcfe per day, an increase of 21% when compared to the first six months of last year. First six months 2007 revenues from the sale of oil and natural gas including derivative hedging settlements but excluding unrealized derivative gains and losses were up 24% to $64.2 million when compared to the corresponding period last year. Increased production volumes and a 3% increase in our average natural gas equivalent price increased revenue by $9.8 and $2.5 million, respectively. Oil and natural gas derivative hedging settlements increased revenue by $0.2 million. Unrealized oil and natural gas derivative hedging losses decreased revenues by $2.3 million.

Our average realized price for natural gas during the first six months of 2007 was $7.78 per Mcf and included a $0.20 per Mcf gain associated with the settlement of our natural gas derivative contracts. This compares to an average realized price of $7.19 per Mcf, which included a $0.25 per Mcf gain due to the settlement of our natural gas derivative contracts in last year’s first six months. Our average realized price for oil for the first half of 2007 was $58.91 per barrel, which included a $0.47 per barrel gain due to the settlement of our oil derivative contracts. This compares to an average realized price in the first six months of 2006 of $64.83, which included a $0.22 per barrel loss due to the settlement of oil derivative contracts.

Our per unit production costs for the first six months 2007 were down 28% when compared to the same period last year. Production taxes decreased $0.26 per Mcfe, or 76%. The decrease in production taxes was attributable to the aforementioned production tax expense credits recorded in the second quarter 2007 as well as tax abatements approved on four of our wells during the first quarter 2007. Ad valorem taxes decreased $0.04 per Mcfe, or 27%, due to a decrease in property valuations for our oil and natural gas properties. O&M expense decreased $0.02 per Mcfe.

G&A expense for the first six months 2007 was 13% higher than the first six months last year. G&A costs increased primarily because of $0.3 million in non-cash employee compensation associated with our first quarter 2006 adoption of SFAS 123R as well as higher payroll and payroll taxes. Increased production resulted in our G&A expense decreasing on a per unit basis by 7% to $0.57 per Mcfe in the first six months 2007.

Our depletion expense for the first six months of 2007 was $30.6 million ($3.88 per Mcfe) compared to $21.4 million ($3.28 per Mcfe) in the first six months last year. An increase in our depletion rate accounted for 51% of the increase while increased production volumes accounted for the remaining 49% of the increase. The increase in our depletion rate was primarily a result of an increase in the cost of reserve additions.

In the first six months 2007, we recorded a $6.5 million non-cash ceiling test impairment charge ($4.1 million after-tax) on our oil and gas properties. A ceiling test impairment is recorded when the capitalized cost of our oil and gas properties exceeds the present value (10% per annum discount rate) of estimated future net cash flows based on commodity prices a the end of the reporting period plus certain unevaluated property costs. Commodity spot prices at the end of June for Henry Hub natural gas and West Texas intermediate crude oil were $6.80 per Mcf and $70.47 per barrel.

Our operating income for the first six months 2007 was $13.0 million versus $18.2 million in operating income in the first six months 2006.

Our net interest expense for the first six months 2007 increased by $2.9 million, or 68%, from the comparable period last year. This increase was primarily due to our higher weighted average debt outstanding and higher weighted average interest cost associated with our senior notes that we issued in both April 2006 and April 2007. Our weighted average debt outstanding for the first six months of this year was $181.5 million versus $103.4 million for the comparable period last year.

We recorded deferred income tax expense of $2.9 million in the first six months of this year, compared to deferred income tax expense of $6.9 million in the first six month of last year. The decrease in our deferred income taxes was primarily due to the ceiling test impairment of our oil and gas properties, which reduced income before taxes.

Our reported net income for the first six months 2007 was $4.2 million ($0.09 per diluted share) versus net income of $9.5 million ($0.21 per diluted share) for the same period last year. Our earnings without the effect of our unrealized derivative gains (losses) and non-cash ceiling test impairment, a non-GAAP financial measure, were $9.9 million ($0.22 per diluted share). A reconciliation of the first six months 2007 GAAP net income to earnings without the effect of the above items is included in our accompanying financial tables found later in this release.

For the first six months 2007, net cash provided by operating activities funded approximately 64% of our cash used by investing activities versus 53% for the first six months of 2006. Through June 30, 2007, we spent $52.2 million on drilling capital expenditures and $63.8 million in total oil and gas capital expenditures. Oil and gas capital expenditures for the first six months of 2007 and 2006 were:

	Six months ended June 30,
	2007	2006
	(in thousands)

Drilling	$52,227	$67,617
Net land and G&G	5,424	11,554
Capitalized costs	5,948	4,781
Capitalized FAS 143 ARO	228	358
Total oil and gas capital expenditures	$63,827	$84,310

THIRD QUARTER AND FULL YEAR 2007 FORECASTS

The following forecasts and estimates of our third quarter 2007 production volumes are forward looking statements subject to the risks and uncertainties identified in the “Forward Looking Statements Disclosure” at the end of this release. We currently expect our third quarter 2007 production volumes to average between 42.0 MMcfe per day and 45.0 MMcfe per day. Our production guidance for the full year of 40.0 MMcfe per day to 45.0 MMcfe per day remains unchanged from our guidance provided on March 5, 2007.

For the third quarter 2007, lease operating expenses are projected to be $0.87 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be approximately 3.5% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $2.4 million ($0.63 to $0.59 per Mcfe).

MANAGEMENT COMMENTS

Gene Shepherd, Brigham’s Chief Financial Officer commented, “In the second quarter we saw a continuation of the production ramp we experienced in the first quarter 2007, with our second quarter volumes up 12% sequentially and up 27% over prior year production volumes. Furthermore, our second quarter volumes exceeded the high end of our updated production guidance range of 46 MMcfe per day that we had issued in late June. Exclusive of the non-cash ceiling test impairment charge, this production ramp combined with our ability to control our costs contributed to one of the strongest quarters financially that the company has experienced.”

CONFERENCE CALL INFORMATION

Our management will host a conference call to discuss our operational and financial results for the second quarter 2007 with investors, analysts and other interested parties on Tuesday, August 7, 2007, at 10:00 a.m. eastern time. To participate in the call, participants within the U.S. please dial 866-362-4829 and participants outside the U.S. please dial 617-597-5346. The participant passcode for the call is 24587120. A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 12:00 p.m. eastern time on Friday, September 7, 2007. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 64453517. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on August 7, 2007, will be available on our website. To access the press release: go to www.bexp3d.com and click on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Second Quarter 2007 Results and Provides Third Quarter 2007 Forecasts and is dated August 6, 2007. To access the other financial and statistical information that will be covered by the conference call that will take place on August 7, 2007, go to www.bexp3d.com and click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Second Quarter 2007 Conference Call and is dated August 7, 2007.

ABOUT BRIGHAM EXPLORATION

Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD LOOKING STATEMENTS DISCLOSURE

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company's filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as

“may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:
Oil and natural gas sales	$34,283	$24,775	$62,769	$50,490
Hedging settlements	6	1,268	1,430	1,241
	34,289	26,043	64,199	51,731
Unrealized hedging gains/ losses	2,258	(267)	(2,658)	(387)
	36,547	25,776	61,541	51,344
Other revenue	29	52	56	30
Total revenue	36,576	25,828	61,597	51,374

Costs and expenses:
Lease operating	3,325	2,536	5,894	5,266
Production taxes	551	1,052	622	2,196
General and administrative	2,281	2,182	4,459	3,951
Depletion of oil and natural gas properties	16,612	11,106	30,571	21,362
Impairment of oil and gas properties	6,505	—	6,505	—
Depreciation and amortization	158	121	321	236
Accretion of discount on asset retirement obligations	94	79	211	149
	29,526	17,076	48,583	33,160
Operating income	7,050	8,752	13,014	18,214

Other income (expense):
Interest expense, net	(3,678)	(3,141)	(7,095)	(4,230)
Interest income	134	448	265	554
Other income (expense)	712	980	902	1,887
	(2,832)	(1,713)	(5,928)	(1,789)
Income before income taxes	4,218	7,039	7,086	16,425
Income tax expense:
Current	—	—	—	—
Deferred	(1,908)	(3,373)	(2,903)	(6,884)
	(1,908)	(3,373)	(2,903)	(6,884)
Net income	$2,310	$3,666	$4,183	$9,541

Net income per share available to common stockholders:
Basic	$0.05	$0.08	$0.09	$0.21
Diluted	$0.05	$0.08	$0.09	$0.21

Weighted average shares outstanding:
Basic	45,080	44,992	45,067	44,989
Diluted	45,455	45,361	45,478	45,501

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Average net daily production:
Natural gas (MMcf)	38.4	29.2	35.8	28.7
Oil (Bbls)	1,308	1,216	1,330	1,248
Equivalent natural gas (MMcfe) (6:1)	46.3	36.5	43.8	36.2

Total net production:
Natural gas (MMcf)	3,457	2,629	6,439	5,174
Oil (MBbls)	118	109	239	225
Equivalent natural gas (MMcfe) (6:1)	4,163	3,286	7,875	6,521
% Natural gas	83%	80%	82%	79%

Sales price:
Natural gas ($/Mcf)	$7.80	$6.56	$7.58	$6.94
Oil ($/Bbl)	62.25	68.88	58.44	65.05
Equivalent natural gas ($/Mcfe) (6:1)	8.24	7.54	7.97	7.74

Sales price including derivative settlement gains (losses):
Natural gas ($/Mcf)	$7.80	$7.04	$7.78	$7.19
Oil ($/Bbl)	62.25	68.88	58.91	64.83
Equivalent natural gas ($/Mcfe) (6:1)	8.24	7.93	8.15	7.93

Sales price including derivative settlement gains (losses) and unrealized gains (losses):
Natural gas ($/Mcf)	$8.49	NA	$7.44	NA
Oil ($/Bbl)	61.05	NA	56.85	NA
Equivalent natural gas ($/Mcfe) (6:1)	8.78	NA	7.81	NA

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2007	December 31, 2006
Assets:	(unaudited)
Current assets	$38,551	$31,218
Oil and natural gas properties, net (full cost method)	512,277	485,525
Other property and equipment, net	1,178	936
Other non-current assets	4,158	4,908
Total assets	$556,164	$522,587

Liabilities and stockholders' equity:
Current liabilities	$46,911	$57,453
Senior notes	158,372	123,434
Senior credit facility	26,100	25,900
Mandatorily redeemable preferred stock, Series A	10,101	10,101
Deferred income tax liability	35,975	34,609
Other taxes payable	2,149	—
Other non-current liabilities	5,497	5,075
Total liabilities	$285,105	$256,572
Stockholders' equity	271,059	266,015
Total liabilities and stockholders' equity	$556,164	$522,587

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Cash flows from operating activities:
Net income	$2,310	$3,666	$4,183	$9,541
Depletion, depreciation and amortization	16,770	11,227	30,892	21,598
Impairment of oil and gas properties	6,505	—	6,505	—
Accretion of discount on ARO	94	79	211	149
Amortization of deferred loan fees and debt issuance costs	247	1,149	461	1,268
Non-cash stock compensation	417	352	838	843
Market value adjustments for derivatives instruments	(2,258)	225	2,658	(490)
Deferred income tax expense	1,908	3,373	2,903	6,884
Other noncash items	—	22	—	64
Changes in operating assets and liabilities	5,699	13,173	(1,375)	19,597
Cash flows provided by operating activities	$31,692	$33,266	$47,276	$59,454

Cash flows used by investing activities	(25,268)	(79,375)	(73,490)	(112,867)
Cash flows (used) provided by financing activities	(1,292)	46,404	34,197	57,486
Net increase (decrease) in cash and cash equivalents	$5,132	$295	$7,983	$4,073

SUMMARY PER MCFE DATA
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Oil and natural gas sales	$8.24	$7.54	$7.97	$7.74
Hedge settlements	0.00	0.39	0.18	0.19
Unrealized hedge gains (losses)	0.54	(0.08)	(0.34)	(0.06)
Other revenue	0.01	0.02	0.01	0.00
	$8.79	$7.87	$7.82	$7.87
Costs and expenses:
Lease operating	0.80	0.77	0.75	0.81
Production taxes	0.13	0.32	0.08	0.34
General and administrative	0.55	0.66	0.57	0.61
Depletion of natural gas and oil properties	3.99	3.38	3.88	3.28
Impairment of oil and gas properties	1.56	0.00	0.83	0.00
Depreciation and amortization	0.04	0.04	0.04	0.04
Accretion of discount on ARO	0.02	0.02	0.03	0.02
	$7.09	$5.19	$6.18	$5.10
Operating income	$1.70	$2.68	$1.64	$2.77

Interest expense, net of interest income (a)	(0.85)	(0.82)	(0.87)	(0.56)
Other income (expense) (b)	0.17	0.29	0.11	0.15
Adjusted income	$1.02	$2.15	$0.88	$2.36

(a) Calculated as interest expense minus interest income divided by production for period.
(b) Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges.

BRIGHAM EXPLORATION COMPANY
RECONCILIATION OF GAAP NET INCOME TO EARNINGS WITHOUT THE EFFECT OF CERTAIN ITEMS
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Net income (loss) as reported	$2,310	$3,666	$4,183	$9,541
Unrealized derivative (gains) losses	(2,258)	267	2,658	387
Impairment of oil and natural gas properties	6,505	—	6,505	—
Tax impact	(1,491)	(128)	(3,449)	(162)
Earnings without the effect of certain items	$5,066	$3,805	$9,897	$9,766

Earnings without the effect of certain items represents net income excluding both unrealized gains and losses on derivative contracts and our non-cash impairment change in our oil and gas properties. Management believes that exclusion of both of these items will help enhance comparability of operating results between periods.

SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF AUGUST 6, 2007
(unaudited)

		Hedge	2007		2008				2009
		Strategy	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2

Natural Gas Collars:
Daily volumes	MMBtu/d		22,717	16,087	12,857	6,923	6,848	543	—	—
Floor	$/MMBtu	Cash flow	$7.104	$7.717	$8.203	$6.976	$6.976	$7.250	$—	$—
Cap	$/MMBtu	Cash flow	$10.890	$12.365	$13.574	$9.875	$9.875	$10.400	$—	$—

Oil Collars:
Daily volumes	Bbls/d		636	603	456	352	228	228	100	99
Floor	$/Bbl	Cash flow	$56.00	$59.83	$60.40	$61.23	$61.01	$59.96	$62.00	$62.00
Cap	$/Bbl	Cash flow	$82.00	$83.87	$84.22	$81.34	$81.86	$79.50	$81.75	$81.75

Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.